UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐         Preliminary Proxy Statement

☐       Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐       Definitive Proxy Statement

☒       Definitive Additional Materials

☐       Soliciting Material Pursuant to Section 240.14a-12

PENSARE ACQUISITION CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.
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(2)	Form, Schedule or Registration Statement No.

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(4)	Date Filed:

On July 30, 2019, Pensare Acquisition Corp., a Delaware corporation (the “Company”), convened and then adjourned, without conducting any business, its special meeting of stockholders (the “special meeting”) until Wednesday, July 31, 2019, at 11:00 a.m. Eastern Time, at which time the Company’s stockholders will vote on the proposals described in the proxy statement filed with the Securities and Exchange Commission on July 5, 2019. At the special meeting, stockholders of the Company will be asked to vote on a proposal to amend the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate a business combination for an additional four months, from August 1, 2019 to December 1, 2019, and, if necessary, a proposal to direct the chairman of the special meeting to adjourn the special meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the foregoing proposal. The special meeting will still be held at the offices of Greenberg Traurig, LLP, located at the MetLife Building, 200 Park Avenue, New York, New York 10166.

Only holders of record of the Company’s common stock at the close of business on July 1, 2019 will be entitled to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting.